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Ultratech, Inc.
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Mr. Benjamin Nahum

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Dr. Ronald Black

Ms. Beatriz V. Infante

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NEUBERGER BERMAN SENDS LETTER TO ULTRATECH STOCKHOLDERS
OUTLINING URGENT NEED FOR CHANGE

Expresses Disappointment with Ultratech’s Desperate Attempt to Deflect Stockholders’ Attention Away from the Important Issues of Improving Performance, Governance and Leadership

Believes Neuberger Berman’s Two Independent, Highly Qualified Nominees Will Act as Constructive Change Agents at Ultratech

New York, NY – June 28, 2016 - Neuberger Berman LLC and certain of its affiliates (“Neuberger Berman”) that manage investment funds and client accounts that collectively own approximately 7.6% of the outstanding stock of Ultratech, Inc. (NASDAQ: UTEK) ("Ultratech" or the “Company”) announced that it issued a letter to Ultratech shareholders yesterday.

“We are extremely disappointed in our fiduciaries on the Board of Ultratech,” said Benjamin Nahum, Senior Portfolio Manager and Managing Director of Neuberger Berman Investment Advisors LLC. “Instead of addressing the long history of stock and operational under-performance, the excessive executive compensation and governance failures, the Board has decided instead to throw spurious barbs at our highly respected nominees, Neuberger Berman and me.”

“I can only conclude,” continued Mr. Nahum, “that the Board has no good answers to the substance of our complaints, namely:

•	Given that the stock has remained at approximately $20 for 20 years, why should stockholders trust the same CEO and the same Board of Directors to find the right people and develop winning strategies to improve Ultratech’s performance? They’ve had more than two decades to figure it out and have failed.

•	With so many semiconductor capital equipment companies performing so well over the last two decades, how did Ultratech perform so poorly for so long? Is the Board unable to stand up and question the decisions and strategies of its strong-willed founder?

•	Despite spending more than $500 million on R&D in the last twenty years, why are the Company’s revenue and profit lower today than in 1996?
•	Why have the CEO, CFO and directors earned in compensation fully twice what the Company has earned in net income over the last 15 years? And why is this fair or appropriate?
•	Why has the Company failed to put its average cash balance of $180 million on average over the last twenty years to work for stockholders?
•	How can the Board claim to be serving stockholders’ interests when they readily admit they had no succession plan for their 77-year-old CEO; refused to support declassification of the Board (two years in a row); repriced underwater stock options without stockholder approval; took no action when two of the directors received a majority of “no” votes on their continued tenure; and received an extremely negative say-on-pay vote last year based on their excessive compensation for management.

“Instead of providing stockholders with answers to these critically important questions, the Board has manipulated peer groups to make the Company’s performance appear less miserable, issued spurious attacks against our nominees and us, and attempted to distract stockholders with promises of impending market growth. We deserve answers on the substance. We do not think that this Board of Directors and this management team have the right to ignore the fundamental questions before them.”

The full text of the Neuberger Berman letter is below:

Neuberger Berman LLC 605 Third Avenue New York, NY 10158-3698 Tel. 212.476.9000

June 27, 2016

To Our Fellow Ultratech Stockholders:

I write on behalf of Neuberger Berman LLC and its affiliates (“Neuberger Berman”) to request that you vote for change at the upcoming Ultratech, Inc. (“Ultratech” or the “Company”) annual meeting of stockholders to be held July 19, 2016.

As one of Ultratech’s largest owners – and a stockholder that has been invested in the Company since 2005 – we believe it is critical that the Ultratech Board of Directors be refreshed with the addition of two new independent directors. We have nominated two excellent technology executives, Dr. Ronald Black and Ms. Beatriz V. Infante, who have proven records working on behalf of stockholders and, we believe, the objectivity and experience to make a significant difference at Ultratech.

Neuberger Berman was founded in 1939 and manages approximately $243 billion in client assets as of March 31, 2016. In our long history, there have been very few situations in which we felt the need to publicly campaign for change at a portfolio company. It is with great reluctance – but plenty of resolve – that we do so at Ultratech.

We began this campaign to improve Ultratech for one overarching reason: We believe in the Company’s future. We have been investors for over a decade and firmly believe the Company has well positioned products and the opportunity to create substantial value for its owners. But this has been the case for some time, and has yet to happen. The question is: Why not?

I happily admit that the Company’s CEO, Art Zafiropoulo, is a dynamic entrepreneur and a capable engineer. However, when a founder-led company fails to realize its full potential, who is charged with standing up and demanding better from the strong-willed leader? Who is responsible for questioning strategy when results lag? Who is supposed to have the courage to say, “You haven’t earned your keep”?

As owners, we rely on a company’s Board of Directors to ask hard questions, challenge assumptions, create a culture of accountability and implement a compensation system that rewards executives appropriately, namely when stockholders are rewarded. We, like you, rely on the Board to insist that a founder-CEO build a strong and capable management team behind him or her, both to help realize the vision and to protect our investment from depending upon one individual.

This proxy campaign is about a Board that, in our view, has failed to execute on these fundamental responsibilities.

In its recent correspondence to stockholders, Ultratech has intentionally avoided addressing the Board’s track record in overseeing the Company’s long history of under-performance and its failure to demand better financial results. We think we know why: The Board’s dismal performance is impossible to defend. We note, for example:

•	Ultratech’s stock price has been stuck at roughly $20 for 20 years;
•	The CEO and CFO have made more money in compensation than the Company has earned during the last 15 years;
•	The directors have been sitting on the Board for 15+ years, on average;
•	The Company did not have a succession plan for its 77-year old CEO until we pressed for change (and even now it is unclear the Board has a practical plan); and
•	The Company generated more profit in 1996 alone than it has, cumulatively, since 2001.

Faced with this factual backdrop, it is not surprising that Ultratech does not want to address the merits of its Board oversight and its inability to challenge Mr. Zafiropoulo.

Instead, in its communications with stockholders over the past few weeks, Ultratech has decided to shoot the messenger by throwing specious barbs at us and at our independent director nominees. But let’s be clear: two decades of underperformance at Ultratech requires an independent voice from the outside. And, unlike any of the current directors, our proposed independent nominees have created more than $1 billion in value for stockholders at companies in which they have served as Chief Executives. The outsiders we propose have impressive records and the objectivity and sense of duty to serve stockholders with fidelity.

We do not believe it is wise to entrust the future of Ultratech to the same individuals who have failed for so long to earn the trust of stockholders. We believe the better course is to replace two of the Company’s seven board members with seasoned professionals who have a long history of improving underperforming companies.

Ultratech Share Price Has Underperformed for Two Decades

The simple, incontrovertible fact is that Ultratech has not created a return for its stockholders over any appreciable period. Over the twenty years ending December 31, 2015, the stock was down 23%. It has underperformed every major market index and relevant sector indexes over that same time period and in nearly every shorter measurement period up through the public communication of our concerns.

The Board’s Compensation Committee has selected a group of companies in the semiconductor equipment industry that it regards as “appropriate when assessing relative levels of total stockholder return.”1 It will be no surprise to any Ultratech investor that the Company’s total stockholder return falls far short of the composite return of those peers during the last three, five, ten, fifteen and twenty years. In fact, the Company’s stock price return over the last three years is lower than any of the sixteen companies the Board itself chose for comparison.

Does the Board – our fiduciaries – admit this under-performance and proactively seek changes so that the under-performance does not continue? No. Instead, in what appears to be a cynical attempt to convince stockholders that they should not feel badly about the lack of returns at Ultratech, the Board, for purposes of this campaign, has chosen to compare Ultratech’s stock return to a different group of companies – small and challenged companies, so-called “fallen angels” that, in our view, have made many missteps. This shift in comparison groups says a lot about this Board: we believe it is nothing short of an unscrupulous attempt to obfuscate the truth through manipulation of data.

And while comparing itself to the ugliest of the ugly may make Ultratech feel “pretty,” such a comparison is not actually flattering. To put it starkly, by using the new “peer” group comparison adopted by this Board during this proxy contest, losing anything less than 35% of stockholders’ money over ten years would qualify as “outperformance”. Is that really the benchmark to which this Board aspires? Is it what we, as owners, want our Board to believe is acceptable performance?

The correct comparison, of course, is not to a collection of fallen angels. It is instead to compare the Company to companies that were Ultratech’s peers ten or twenty years ago, like KLA-Tencor and ASML. These two companies, among many others, made different strategic decisions, operated with prowess and have since dwarfed Ultratech in growth and stockholder returns.

The fact is that we are not aware of a single public company Chief Executive Officer or Board – in any industry in this country – that has not been held accountable when, for twenty years, they have underperformed. Said another way, Ultratech may have the longest-serving underperforming CEO and Board of Directors in all of America. At what point are stockholders entitled to demand change and initiate an active role in the solution?

Ultratech’s Attempt to Divert Stockholder Attention Away From the Important Issues of Financial Performance, Governance and Compensation Speaks Volumes

The Board has also not enhanced its credibility by denying there are financial performance, executive compensation and corporate governance concerns.

Ultratech’s Board does not want to meet our points on the merits. As noted previously, they say nothing, for example, about the cause of the long-term underperformance of the stock; nothing about the fact that the Company was substantially more profitable decades ago than now; nothing about the fact that the CEO has earned $25 million in the last ten years, while the Company generated less than that in net income; nothing about the unproductive, overcapitalized balance sheet, with $180 million average cash balance over the last twenty years; and nothing about a fixed (and growing) operating cost base despite a cyclical and choppy revenue stream.

Ultratech’s Board is avoiding these points because it has no reasonable defense. Who could defend executive compensation on this scale while stockholders earn nothing? Indeed, for every one dollar of net income the Company has earned in the last 15 years, the Company’s CEO, CFO and directors have put two dollars in their own pockets as compensation. And that is to say nothing of the approximately $1 million per year for five years that the Company has spent on compensation for Mr. Zafiropoulo’s son. (We note that in this campaign Ultratech has suggested that stockholders should only count his salary and bonus and disregard the heaps of restricted stock and options that he has been granted. That too is disingenuous.)

Moreover, Mr. Zafiropoulo has also sold approximately two-thirds of his stock while counseling public investors to have patience in waiting for the ever-promised turnaround. Indeed, in their recent investor presentation, Ultratech claims that on April 18, 2013, it forewarned investors that 2013 to 2015 were going to be difficult years for the Company, and asked for patience.2 Mr. Zafiropoulo, however, had the good fortune to sell 200,000 shares two months before the “warning,” when Ultratech stock was hitting all-time highs.

We wonder when management talks about the current bright prospects whether it will use the occasion to dispose of another portion of their holdings and then conveniently reload their coffers down the road.

Despite its indefensible track record, Ultratech’s Board now claims that re-electing the incumbents is the only responsible way forward. In its letter to stockholders, the Board has the gall to “urge” stockholders to “protect their investment in Ultratech” by voting for the incumbents. They’ve had twenty years to protect us and create prosperity, and have failed.

Our objective in undertaking this effort is to do much better than “protect” stockholders’ investment. We believe Ultratech can realize its full potential and create significant value for stockholders in the future. However, doing so will require some fundamental and long-overdue changes. Those changes, in our view, need to start at the Board level, which is why we have recruited two exceptional nominees for the Board.

We are not unappreciative that the Board, after six months of our urging, has recruited one new director. However, we are mindful that Mr. Gopi (who will join the Board after the annual meeting) is just one person – with no outside public Board experience – and may not be able to affect change by himself, given the entrenched interests of the incumbent directors and executives who recruited him. Moreover, we note that Mr. Gopi’s performance record is not impressive: he has not delivered a single profitable year since becoming CEO of Applied Micro Circuits in 2009. During his tenure, sales have declined by 30% and Applied Micro’s stock is essentially flat. By comparison, over that same period, the small-cap semiconductor sector has more than tripled.

Our Nominees Are Accomplished Technology Executives Who Can Help Ultratech Succeed

We have nominated two independent professionals for the Board: Ronald Black and Beatriz Infante.

Dr. Black is a semiconductor industry veteran and a proven expert in turning around challenged technology companies globally. Based on his successful track record, he was nominated in 2014 by EE Times (a leading semiconductor industry publication) as Executive of the Year.

Dr. Black leads Rambus, Inc., a public semiconductor company with an enterprise value more than four times that of Ultratech. Upon his being named CEO, Citibank analyst Terence Whalen commented that Dr. Black was an “immensely positive addition to management” and that his “fresh leadership, new vision and exceptional charisma … should improve Rambus’s interaction with customers, partners and investors.”3 After arriving at Rambus, Dr. Black made the bold move to end the then-outstanding patent litigation and build strong on-going relationships with customers.4 As Benchmark Research’s Gary Mobley noted in 2014, “The Company’s new philosophy, catalyzed by CEO Ron Black and others, has been to … settle patent disputes … sign longer-term patent license agreements … and … collaborate with key [semiconductor customers].”5 This new approach to Rambus’ business explains the strong growth in revenue and profitability at the company: operating income has gone from a loss before his tenure to more than $70 million per year in each of the last two years. (To put that into perspective, Ultratech has never generated $70 million in operating profit in any year.) And, over Dr. Black’s three-year tenure as Rambus’ CEO, the stock has more than doubled.

This is not the first time that Dr. Black has led an impressive turnaround of a technology company. At Wavecom, Dr. Black took the stock from €2 to €8 in less than five years, culminating in a sale of the Company. As CEO of UPEK, he merged the company with Authentec, creating a highly prized asset that Apple acquired for $350 million.

Dr. Black’s assignments have always been challenging, as when he was brought into Mobiware after it started the process of filing for the French equivalent of bankruptcy and he helped maximize value for stakeholders. We appreciate Dr. Black’s willingness to charge head-first into complex situations and believe his fortitude and experience with turnarounds will be extraordinarily helpful to Ultratech.

Our other independent nominee, Beatriz Infante, is also an extraordinary executive and Board member. As a Chief Executive, she has run businesses that are four times larger than Ultratech in terms of revenue; as an executive at Oracle, she ran a business more than ten times the size of Ultratech. We have closely followed Ms. Infante’s career and her efforts on the Boards of other companies in our portfolio. During her career, she has served on ten public and private company boards.

Ms. Infante is an NACD Board Leadership Fellow and in 2013 was named by the Financial Times to its “Top 50 Digital Directors” list. She was a critical change agent on the Board of Emulex, which like Ultratech, had long-tenured directors and a disaffected stockholder base. Though it was a troubled situation that attracted several activist investors soon after she joined the Board, Ms. Infante helped position the company to be sold, resulting in a positive outcome for stockholders. At Sonus Networks, where she currently serves as a director, the insiders have been demonstrating confidence in the business and aligning their interests with stockholders by individually buying stock in the open market, something Mr. Zafiropoulo and Ultratech directors have rarely or never done!

As an executive, Ms. Infante reported for years to Larry Ellison at Oracle and grew two large businesses, bringing one to almost $2 billion in annual revenue. She also has seen the tech-founder transition first hand several times. She took over as CEO from a founder-CEO at Aspect Communications; with Ms. Infante’s guidance, the company underwent one of the most successful telecom/technology business transformations of its era, shaking off its roots as a hardware provider to become a communications solutions company with record revenues of nearly $600 million, with strong cash flow and profits, despite the difficult backdrop of the telecom and Internet collapse and 9/11. As Thomas Weisel Partners recognized at the time, under Ms. Infante’s leadership, Aspect underwent a “substantial restructuring effort, to regain profitability and establish a much more stable, sustainable business characterized by a strong balance sheet” and became the “market leader for converged call and contact center solutions.”6

Ms. Infante is no stranger to the semiconductor industry. After earning a B.Sc. from Princeton University in Electrical Engineering and Computer Science, and a Master’s Degree from Cal Tech in Engineering Science, Ms. Infante worked in HP’s semiconductor divisions as an engineer, pioneering improvements in the design cycle time and quality of HP's integrated circuits and semiconductor process technologies.

We are enthusiastic about these nominees and believe they can bring to the Ultratech Board needed objectivity, industry knowledge and experience with founder-led technology businesses. We also know they will serve stockholders with unwavering dedication.

In this election we are not supporting two of the incumbent directors, Mr. Timmins and Mr. Konidaris. Both have served on the Board since 2000 and have had more than enough time and opportunity to make their mark on the Company. We think fresh perspectives are warranted and absolutely essential.

The Time for Change is Now

You cannot claim you are stockholder friendly and responsive when your history suggests anything but.

Ultratech was perfectly content to maintain the status quo until we began to publicly criticize them. Now they claim to have gotten the message and are working on refreshing the Board and developing a CEO succession plan. If the past is any guide, without our nominees as members of the Board, these changes will be undertaken, if at all, begrudgingly and slowly. By electing our nominees, the Board will have at least two members who will continue to demand positive change at Ultratech.

In its letter to stockholders, Ultratech touts that “in 2009 the Ultratech Board unanimously voted to dismantle its staggered board.” The fact is that the Ultratech Board had to be dragged into this effort.

In 2007, a stockholder proposal to de-stagger the Board was strongly and unanimously opposed by the Board. Stockholders overwhelmingly supported the proposal. The following year, stockholders again put the resolution up for a vote. And the Board, again, unanimously opposed it. Fully 86% of the stockholders supported the resolution in 2008.

Finally, in 2009, the Board conceded and offered to amend its Charter to de-classify the Board. But it did so only as of its annual meeting in 2011. (At the 2010 meeting, two of the Company’s directors received more negative votes than positive ones from stockholders because of these and other governance concerns. And in 2011, most of the directors received more than 30% negative votes from stockholders.) But somehow, now, we are to see the Board’s de-staggering efforts as evidence for this Board’s fidelity to stockholders and willingness to be proactive. The fact is that it took the Board four years and four overwhelming stockholder votes to see the light.

We don’t have that kind of time. Ultratech’s CEO is 77 years old and the Company urgently needs a Board of Directors dedicated to a successful leadership transition and to an objective review of the business plan and the Company’s strategic alternatives. If we are to reverse twenty years of negative returns, we must do so now.

We hope you won’t be distracted by Ultratech’s attempts to divert your attention away from what really matters. It seems that Ultratech’s long-tenured CEO and Board have lost sight of the important fact that they work for stockholders. Their job is not to deflect responsibility for poor performance or sling mud at those who point out objective facts. It is, instead, to develop a profitable growth strategy and manage the business in a manner that will create value for stockholders. At this, they have objectively failed.

Even in the face of a proxy fight, they do not attempt to defend their track record or convince stockholders that the future will somehow be different than the past. They just want your continued patience and trust. That trust is unearned and unwarranted.

We believe the time for change is now. We encourage you to vote with us and for two outstanding new Board members. Please do so by using the GOLD proxy card today.

For additional information please visit www.HelpFixUTEK.com.

If you have any questions about how to vote, our proxy solicitor, Okapi Partners, can be reached at info@okapipartners.com or (855) 208-8902.

Sincerely,

Benjamin H. Nahum
Senior Portfolio Manager and Managing Director
Neuberger Berman Investment Advisers LLC and Neuberger Berman LLC

1 Ultratech, Inc. 2016 Proxy Statement at page 37.

2 Ultratech Inc., Schedule 14A, filed June 22, 2016, at slide 14.

3 Citibank Research on Rambus, Inc., December 10, 2013.

4 See, for example, Janine Love, “Rambus Ends 13 Years of Litigation,” EE Times, December 10, 2013, available at: http://www.eetimes.com/document.asp?doc_id=1320343.

5 Benchmark Research on Rambus, Inc., April 11, 2014.

6 Thomas Weisel Partners research on Aspect Communications, August 4, 2003.

IMPORTANT INFORMATION

On June 13, 2016, Neuberger Berman LLC, Neuberger Berman Fixed Income Holdings LLC, Neuberger Berman Investment Advisers LLC, Neuberger Berman Group LLC, Mr. Benjamin Nahum, Mr. James F. McAree and Mr. Amit Solomon (collectively, the "Neuberger Berman Participants") and Dr. Ronald Black and Ms. Beatriz V. Infante (collectively, with the Neuberger Berman Participants, the "Participants") filed a definitive proxy statement on Schedule 14A (the "Neuberger Berman Proxy Statement") with the Securities and Exchange Commission ("SEC"), along with an accompanying GOLD proxy card, to be used in connection with the Participants' solicitation of proxies from the stockholders of Ultratech, Inc. (the "Company") for use at the Company's 2016 Annual Meeting of Stockholders (the "Proxy Solicitation"). All stockholders of the Company are advised to read the Neuberger Berman Proxy Statement and the accompanying GOLD proxy card because they contain important information. The Neuberger Berman Proxy Statement and the accompanying GOLD proxy card has been or will be furnished to some or all of the Company's stockholders and are, along with other relevant soliciting material of the Participants, available at no charge at the SEC's website at www.sec.gov, from the Neuberger Berman Participants' proxy solicitor, Okapi Partners LLC (Call Toll-Free: (855) 208-8902) and at www.HelpFixUTEK.com.

Information about the Participants and a description of their direct and indirect interests by security holdings and otherwise are contained in the Neuberger Berman Proxy Statement.

To the extent that independent researchers or financial analysts are quoted in this letter, it is the policy of the Neuberger Berman Participants to use reasonable efforts to verify the source and accuracy of the quote. The Participants have not, however, sought or obtained the consent of the quoted source to use of quote as soliciting material. This document may contain expressions of opinion and belief. Except as otherwise expressly attributed to another individual or entity, these opinions and beliefs are the opinions and beliefs of the Neuberger Berman Participants.